Exhibit 99.1

Julián Martínez-Simancas

General Secretary and Secretary of the Board of Directors

Bilbao, July 4, 2011

To the National Securities Market Commission

Re.:	Exchange of shares of IBERDROLA RENOVABLES, S.A. for shares of IBERDROLA, S.A. as a result of the merger between both companies

Dear Sirs,

Pursuant to Section 82 of Law 24/1988, of July 28, on the Securities Market (Ley 24/1988, de 28 de julio, del Mercado de Valores) and related provisions, we hereby inform you that, pursuant to the provisions of the common merger plan between IBERDROLA, S.A. (as absorbing company) (“Iberdrola”) and IBERDROLA RENOVABLES, S.A. (as absorbed company) (“Iberdrola Renovables”) (the “Common Merger Plan”) and to the resolutions of the General Shareholders’ Meetings resolutions of both companies, which were held on May 27 and 30, 2011, respectively, the regime and procedure of the exchange of shares of Iberdrola Renovables for shares of Iberdrola is hereby made public.

1.	Shares to be delivered by Iberdrola

Iberdrola will cover the exchange of shares resulting from the merger through the delivery to the shareholders of Iberdrola Renovables of shares according the exchange ratio set out in the Common Merger Plan of 0.30275322 shares of Iberdrola, of seventy-five euro cents (Eur 0.75) of face value each, in exchange for each share of Iberdrola Renovables, of fifty euro cents (Eur 0.50) of face value each, without any cash consideration (notwithstanding section 2.3 below on the procedure for the acquisition of peaks).

According to the provisions of the Common Merger Plan, Iberdrola may cover the above referred exchange of shares with treasury shares, with newly-issued shares or with a combination of both. In view of the above, the Board of Directors of Iberdrola chose, and declared in its report concerning the Common Merger Plan, that it would cover the exchange with treasury shares of Iberdrola, and, if this was not enough to fully cover it, with newly-issued shares too.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

In this regard, the Board of Directors of Iberdrola decided, at its meeting of March 11, 2011, to carry out a share buy-back program pursuant to the provisions of Commission Regulation (EC) No 2273/2003 of December 22, 2003, whose terms were communicated to the National Securities Market Commission by two notices of significant event (comunicaciones de hecho relevante) on March 14 and 22, 2011 (with official registration numbers 140,130 and 140,498, respectively) (the “Share Buy-Back Program”). On the other hand, and if the number of shares acquired under the Share Buy-Back Program were not enough to fully meet the exchange of shares resulting from the merger, the Board of Directors of Iberdrola resolved, at its meeting of March 22, 2011, to submit to the vote of the General Shareholders’ Meeting of Iberdrola, under section 4 of item fifteen on the agenda of the meeting, a capital increase proposal, which has a condition precedent, subject to the fact that the number of treasury shares of Iberdrola were to be less than the number of shares required to cover the exchange resulting from the merger.

Given that the number of shares acquired pursuant to the Share Buy-Back Program at the date when the General Shareholders’ Meeting of Iberdrola was held (May 27, 2011) allowed to estimate that the exchange of shares resulting from the merger could be fully covered by treasury shares, the referred share capital increase was not submitted to vote at the General Shareholders’ Meeting of Iberdrola. Likewise, it is declared that the number of shares acquired pursuant to the Share Buy-Back Program at the date of this notice is enough to fully cover the exchange of shares resulting from the merger with treasury shares. Consequently, Iberdrola will not issue new shares for this purpose and will not increase its share capital as a result of the merger.

Pursuant to section 26 of the Law of Structural Modifications of Commercial Companies (Ley de Modificaciones Estructurales de las Sociedades Mercantiles), the shares of Iberdrola Renovables held by this company, by Iberdrola or by any person acting in their own name but on behalf of Iberdrola Renovables or Iberdrola will not be exchanged and will be redeemed. Given that the shares of Iberdrola Renovables affected by provisions of section 26 amount, today, to 3,395,553,098 and all of its share capital is represented by 4,224,064,900 shares, the number of shares of Iberdrola Renovables that will participate in the exchange is 828,511,802 shares, of fifty euro cents (Eur 0.50) of face value each.

In accordance with the abovementioned exchange ratio, Iberdrola should deliver 250,834,615.86 treasury shares to cover the exchange of the merger, of seventy-five euro cents (Eur 0.75) of face value each. Nevertheless, given the indivisibility of the shares, and the inability to issue or deliver fractions of a share, the merging companies have established a mechanism so that the number of Iberdrola shares to be delivered to the shareholders of Iberdrola Renovables is a whole number. This mechanism involves the appointment of a company as “agent of peaks” (agente de picos) which will, once the procedure for the acquisition of peaks as referred to in section 2.3 below is completed, waive the right to receive the last fraction of a share of Iberdrola to which it might be entitled as a shareholder

NOTICE. This document is a translation of a duly approved Spanish language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish language document which this translation is intended to reflect, the text of the original Spanish language document shall prevail.

of Iberdrola Renovables; and all of this, in order to achieve that the number of shares in Iberdrola to be delivered to the shareholders of Iberdrola Renovables is a whole number.

In this regard, the company designated as “agent of peaks” referred to in section 2.2 below has irrevocably waived its right to receive the last fraction of a share of Iberdrola to which it might be entitled as a shareholder of Iberdrola Renovables by virtue of the peaks that it would acquire pursuant to section 2.3 below (that is, a fraction equivalent to 0.86 shares of Iberdrola), so that the number of shares in Iberdrola to be delivered to the shareholders of Iberdrola Renovables is a whole number, which will be therefore fixed in 250,834,615 shares.

The exchange and delivery of shares of Iberdrola will take place according to the Common Merger Plan and the resolutions adopted by the General Shareholders’ Meetings of Iberdrola and Iberdrola Renovables, in accordance with the procedure summarized below.

2.	Exchange procedure

2.1.	Allocation of the shares of Iberdrola

Those who are legitimated in accordance with the accounts of Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal (IBERCLEAR) (“Iberclear”) and their participating entities on the date when the merger is registered with the Commercial Registry of Vizcaya shall have the right to the allocation of the shares of Iberdrola, in accordance with the established exchange ratio.

The merging companies expect that the public deed of merger will be registered with the Commercial Registry of Vizcaya on Friday July 8, 2011, once the market has closed, and that this day will also be the last day of trading of the shares of Iberdrola Renovables on the Spanish Stock Exchanges and - should the abovementioned circumstances are satisfied - such shares will be cancelled as a result of the registration of the public deed of merger.

2.2.	Agent entity

The merging companies have appointed Banco Bilbao Vizcaya Argentaria, S.A. as agent for the exchange, who will also carry out the duties of the “agent of peaks”. Through this entity, and in accordance with the appropriate operating instruction, the ownership of the shares of Iberdrola Renovables must be justified and the steps that would legitimately result for the better execution of the exchange must be carried out.

NOTICE. This document is a translation of a duly approved Spanish language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish language document which this translation is intended to reflect, the text of the original Spanish language document shall prevail.

2.3.	Procedure for the acquisition of peaks

In accordance with the Common Merger Plan, the shareholders of Iberdrola Renovables entitled to the exchange who hold a number of shares which, in accordance with the agreed exchange ratio, will not allow them to receive a whole number of shares of Iberdrola, may acquire or transfer shares in order to exchange them in accordance with such exchange ratio. Any decisions to this effect, either to buy or sell the shares of Iberdrola Renovables in the market, must be taken by each shareholder individually.

Notwithstanding the above, and pursuant to the Common Merger Plan, the merging companies have agreed to set up a mechanism to facilitate the exchange for those shareholders of Iberdrola Renovables who hold a number of shares which, according to the agreed exchange ratio, will not allow them to receive a whole number of shares of Iberdrola. The basic terms and conditions for this procedure to acquire peaks are as follows:

(a)	Given that the exchange ratio of the merger, in unit terms, would equal to the delivery of one share of Iberdrola for each 3.3030201957885 shares of Iberdrola Renovables, at the end of the last trading session of Iberdrola Renovables shares on the Spanish Stock Exchanges, each shareholder of Iberdrola Renovables that, by application of such unit exchange ratio of one share of Iberdrola for each 3.3030201957885 shares of Iberdrola Renovables, and according to his / her position in each of the securities accounts opened in the relevant participating entity, is entitled to receive a whole number of shares of Iberdrola and leftover fractional shares, may transfer such fractions or peaks to the company designated as “agent of peaks”. For explanatory purposes, a shareholder of Iberdrola Renovables holding less than 3.3030201957885 shares of Iberdrola Renovables may transfer such peaks to the “agent of peaks”. It shall be understood that each shareholder of Iberdrola Renovables is covered by the peak acquisition system herein provided without needing to send instructions to the applicable participating entity in Iberclear, which will inform the shareholder of the results of the transaction upon completion thereof.

(b)	The acquisition price of each peak shall be the result of multiplying (i) the arithmetical mean of the weighted average price of the shares of Iberdrola Renovables on the Automated Quotation System (Sistema de Interconexión Bursátil) (Electronic Market) during the last three trading sessions of the shares of Iberdrola Renovables on the Spanish Stock Exchanges (it is expected they will take place in the sessions on 6, 7 and 8 July 2011) by (ii) the peak in question.

(c)

The entity designated as the “agent of peaks”, acting on its own behalf and account, will acquire the excess peaks of shares in positions at the end of the last trading session of Iberdrola Renovables on the Spanish Stock Exchanges. Shares or fractions of shares so

NOTICE. This document is a translation of a duly approved Spanish language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish language document which this translation is intended to reflect, the text of the original Spanish language document shall prevail.

acquired by the “agent of peaks” will be exchanged for the corresponding shares of Iberdrola in accordance with the exchange ratio.

Finally, as mentioned in section 1 above, in order to achieve that the number of shares of Iberdrola to be delivered according to the exchange to the shareholders of Iberdrola Renovables (including the “agent of peaks”) is a whole number, the “agent of peaks” has irrevocably waived its right to receive the last fraction of share of Iberdrola to which it might be entitled as shareholder of Iberdrola Renovables by virtue of the peaks that it would acquire according to the procedure set out in this section.

2.4.	Merger exchange

Once the final session of trading of the shares of Iberdrola Renovables on the Spanish Stock Exchanges has ended, it is expected that the exchange of shares in Iberdrola Renovables for shares in Iberdrola and the acquisition of the peaks by the “agent of peaks” will take place once the merger is registered in the Commercial Registry of Vizcaya, which it is expected to take place on July 8, 2011. Nevertheless, should the date or the expected circumstances for the exchange be varied, such circumstance would be duly announced.

The exchange will take place through the relevant companies participating in Iberclear which are depositaries of the shares of Iberdrola Renovables, pursuant to the provisions set forth in the book-entry system in accordance with the provisions of Royal Decree 116/1992, February 14, and with the application of the provisions of section 117 of the consolidated text of the Corporate Enterprises Act, enacted by the Royal Legislative Decree 1/2010, of July 2, to the extent applicable (Texto refundido de la Ley de Sociedades de Capital).

It is expected that from Monday July 11, 2011, following the usual settlement transactions carried out by the relevant participating entities in Iberclear, the beneficiaries of the exchange will have available to them the shares of Iberdrola delivered pursuant to the exchange. To obtain additional information about the moment when the shares delivered in connection with the exchange will be available, each beneficiary should consult the relevant participating entity or entities in Iberclear which are depositaries of their shares of Iberdrola Renovables.

Please be advised of all of the foregoing for such purposes as may be appropriate.

Yours truly,

General Secretary and Secretary of the Board of Directors

NOTICE. This document is a translation of a duly approved Spanish language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish language document which this translation is intended to reflect, the text of the original Spanish language document shall prevail.

IMPORTANT INFORMATION

The shares which will be delivered by IBERDROLA, S.A. as a consequence of the merger between IBERDROLA, S.A. and IBERDROLA RENOVABLES, S.A (“Iberdrola Shares”) has not nor will not registered pursuant to Securities Act 1933 (“Securities Act”) and will not be offered or sold in the United States of America unless under an exemption. Iberdrola Shares will be distributed in the United States of America as a consequence of the merger pursuant to an exemption of the registry obligation contained in the Securities Act.

The merger between IBERDROLA, S.A. and IBERDROLA RENOVABLES, S.A. refers to shares of a Spanish company. The merger through which the ordinary shares of IBERDROLA RENOVABLES, S.A. will be exchanged by Iberdrola Shares is subject to the information requirements of the Spanish jurisdiction and differs from those applicable in the United States of America. The financial statements which eventually could be referenced in this document has been prepared in accordance with applicable standards and criteria required in Spain that may not be comparable to those used by U.S. companies.

It might be difficult to exercise their rights or make claims under the laws of the U.S. stock market as both IBERDROLA, S.A. and IBERDROLA RENOVABLES, S.A. are companies established in Spain and many or all of its directors and officers may be resident in Spain or other countries outside the United States of America. It might not be possible to sue a company or its directors or officers in a court outside the U.S. jurisdiction for violation of the regulations of the U.S. stock market. It might be difficult to compel a Spanish company or its subsidiaries to submit to the jurisdiction of U.S. courts.

This communication contains forward-looking information and statements about IBERDROLA, S.A., including financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, capital expenditures, synergies, products and services, and statements regarding future performance. Forward-looking statements are statements that are not historical facts and are generally identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates” and similar expressions.

Although IBERDROLA, S.A. believes that the expectations reflected in such forward-looking statements are reasonable, investors and holders of IBERDROLA, S.A. shares are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of IBERDROLA, S.A., that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified in the public documents sent by IBERDROLA, S.A. to the Comisión Nacional del Mercado de Valores.

NOTICE. This document is a translation of a duly approved Spanish language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish language document which this translation is intended to reflect, the text of the original Spanish language document shall prevail.

Forward-looking statements are not guarantees of future performance. They have not been reviewed by the auditors of IBERDROLA, S.A. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date they were made. All subsequent oral or written forward-looking statements attributable to IBERDROLA, S.A. or any of its members, directors, officers, employees or any persons acting on its behalf are expressly qualified in their entirety by the cautionary statement above. All forward-looking statements included herein are based on information available to IBERDROLA, S.A. on the date hereof. Except as required by applicable law, IBERDROLA, S.A. does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

NOTICE. This document is a translation of a duly approved Spanish language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish language document which this translation is intended to reflect, the text of the original Spanish language document shall prevail.